Exhibit 10.37

ZOETIS INC.
2013 EQUITY AND INCENTIVE PLAN
STOCK OPTION AWARD

Zoetis Inc. (the “Company”) has granted to the person named below (the “Participant”), a Non-Qualified Stock Option (the “Option”) to purchase the number of Shares of Company common stock (the “Shares”) set forth below at the exercise price per Share set forth below (the “Exercise Price”). This Option is granted under Article VI of the Zoetis Inc. 2013 Equity and Incentive Plan, as amended and restated (the “Plan”), and is subject to all of the terms, definitions and provisions of this Stock Option Award and the Plan, which is incorporated herein by reference, as follows:
Participant Name:
Date of Grant:
Number of Shares subject to Option:
Exercise Price:    $USD ____________ per Share
Expiration Date:
Unless otherwise defined in this Stock Option Award, the terms used in this Stock Option Award shall have the meanings defined in the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Stock Option Award, the terms and conditions of the Plan will prevail.
1.Vesting Schedule/Exercise Schedule; Post-Termination Exercise Period.
        (a)(1)    Regular Vesting Schedule/Exercise Schedule. Subject to any acceleration provisions contained in the Plan or set forth below, this Option shall vest and become exercisable in accordance with the following schedule: this Option shall vest and become exercisable with respect to one-third of the Number of Shares subject to this Option (as set forth above) on the first, second and third anniversaries of the Date of Grant (the “Vesting Dates”); provided that this Option shall cease vesting, and any unvested Options shall be forfeited, immediately upon Participant’s Termination of Service.
        Except as otherwise provided herein or in the Plan, the portion of this Option scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Stock Option Award unless Participant has continuously and actively been employed with, or providing services to, the Company or any of its Subsidiaries or Affiliates from the Date of Grant until the date such vesting occurs. For non-U.S. Participants and for purposes of this Option only, except as determined by the Administrator (or any delegate) in its sole discretion, Termination of Service will be deemed to be as of the date that Participant is no longer actively providing services and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable law. For U.S. Participants and for purposes of this Option only, such Participants shall be deemed to be continuously and actively employed with, or providing services to, the Company or any of its Subsidiaries or Affiliates during any notification period required by the Worker Adjustment and
Stock Option Award Agreement 01.2017

Retraining Notification Act of 1988 (or any analogous state law) or during any such other period determined by the Administrator (or any delegate) in its sole discretion. Notwithstanding the foregoing, the Administrator (or any delegate) shall have the sole discretion to determine when Participant is no longer employed or providing services for purposes of this Stock Option Award and participation in the Plan.
    (2)    Regular Post-Termination Exercise Period. In the event of Participant’s Termination of Service other than as a result of (i) Participant’s death, (ii) Participant’s “Total and Permanent Disability,” (iii) Participant’s “Retirement,” (iv) Participant’s Termination of Service as a result of a plant closing or “Restructuring Event,” (v) Participant’s Termination of Service without “Cause” or resignation for “Good Reason” within twenty-four (24) months following a Change in Control, or (vi) Participant’s Termination for Employment for “Cause” (each as defined below), Participant may, to the extent Participant is vested in this Option, exercise this Option for up to three (3) months after Participant’s Termination of Service, but in no event beyond the Expiration Date set forth above. If Participant dies within this 3-month post-termination exercise period, this Option, to the extent vested on the date of Termination of Service, may be exercised for up to twelve (12) months from the date of Participant’s death, but in no event beyond the Expiration Date set forth above.
    (3)    Failure to Exercise during Post-Termination Exercise Period. If Participant does not exercise this Option within the applicable post-termination option exercise period set forth in Section 1(a)(2) or the applicable provision of Section 1(b), the unexercised portion of this Option shall terminate upon expiration of the post-termination exercise period. Participant is responsible for keeping track of the expiration date of the post-termination exercise period and the option Expiration Date for this Option. The Company will not provide further notice of these dates.
    (4)    Early Termination. Notwithstanding anything stated in this Stock Option Award, this Option may be subject to earlier termination as provided in the Plan or in Section 1(a)(5) or Section 20(c) of this Stock Option Award.
(5)    Change in Control. If this Option is not assumed or substituted in connection with a Change in Control, this Option shall become vested and exercisable in its entirety immediately prior to and contingent upon the closing of the Change in Control and this Option shall terminate in its entirety immediately following such Change in Control, provided the Company shall provide Participant with at least seven (7) days advance notice of any such termination.
    (b)    Accelerated Vesting Schedules/Exercise Schedules; Alternate Post-Termination Exercise Periods. The following vesting, exercisability and post-termination exercise provisions shall apply in the following circumstances:
    (1)    Death.
    (i)    Vesting Schedule/Exercise Schedule. In the event of Participant’s Termination of Service due to Participant’s death, the Option shall vest and become exercisable with respect to 100% of the Shares subject to this Option immediately upon such termination. The person named in Participant’s will or Participant’s beneficiary, as the case may be, may exercise this Option, subject to applicable law.
    (ii)    Post-Termination Exercise Period. In the event of Participant’s Termination of Service due to Participant’s death or in the event of Participant’s death following Termination of Service, the period of time to exercise this Option depends on the time and circumstances of Participant’s death, as follows:

    (A)    If Participant dies while still employed by the Company, but before Participant is eligible for Retirement, this Option may be exercised for up to twelve (12) months from the date of Participant’s death, but in no event beyond the Expiration Date set forth above.
    (B)    If Participant dies while still employed by the Company and while eligible for Retirement, this Option may be exercised until the Expiration Date set forth above.
    (C)    If Participant’s Termination of Service occurs in circumstances other than those listed in clauses (i) through (vi) of paragraph 1(a)(2) above and Participant dies within the three (3) month post-termination exercise period set forth in that paragraph, this Option may be exercised, to the extent Participant was vested in the Option at the date of his or her Termination of Service, for up to twelve (12) months from the date of Participant’s death, but in no event beyond the Expiration Date set forth above. If Participant’s Termination of Service occurs in one of the circumstances listed in clauses (i) through (vi) of paragraph 1(a)(2), the post-termination exercise period of this Option, upon Participant’s death after Termination of Service, shall be extended to the extent set forth in the applicable paragraph of Section 1(b).
    (2)    Total and Permanent Disability.
        (i)    Vesting Schedule/Exercise Schedule. In the event of Participant’s Termination of Service due to Participant’s Total and Permanent Disability, the Option shall vest and become exercisable with respect to 100% of the Shares subject to this Option immediately upon such termination. For purposes of this Option, “Total and Permanent Disability” shall mean that Participant is receiving long-term disability benefits under the Company’s long-term disability program.
    (ii)    Post-Termination Exercise Period.
    (A)     If Participant’s Termination of Service due to his or her Total and Permanent Disability occurs at a time when Participant is eligible for Retirement, Participant may exercise this Option until the Expiration Date set forth above.
    (B)    If Participant’s Termination of Service due to his or her Total and Permanent Disability occurs at a time when Participant is not eligible for Retirement, Participant may exercise this Option for up to twelve (12) months from the date of Participant’s Termination of Service, but in no event beyond the Expiration Date set forth above.
(3)    Retirement.
    (i)    Vesting Schedule/Exercise Schedule. In the event of Participant’s Termination of Service due to Participant’s Retirement on or after the first anniversary of the Date of Grant, this Option will continue to vest and become exercisable in accordance with the Vesting Schedule/Exercise Schedule set forth in the first paragraph of Section 1(a)(1) (disregarding for this purpose any requirement to continue employment or service). For avoidance of doubt, during the period of continued vesting after a Termination of Service due to Retirement described in the preceding sentence, until the Option has vested, it shall not be exercisable and shall be subject to forfeiture to the same extent as other unvested Options, including without limitation pursuant to Section 1(c). Notwithstanding the foregoing, if Participant dies following a Termination of Service described in this paragraph, the Option shall immediately vest and become exercisable with respect to 100% of the Shares subject to this Option. For purposes of this Option, “Retirement” means Participant has attained a minimum of sixty-five (65) combined years of age and service with the Company or any Affiliate, and a minimum age of fifty-five (55).
    (ii)    Post-Termination Exercise Period. In the event of Participant’s Termination of Service due to his or her Retirement:
    (A)    If Participant’s Termination of Service occurs before the first anniversary of the Date of Grant, this Option shall terminate in its entirety immediately upon Participant’s Termination of Service.
    (B)    If Participant’s Termination of Service occurs on or after the first anniversary of the Date of Grant, Participant may, to the extent this Option is vested, exercise this Option until the Expiration Date set forth above.
(4)    Termination as a Result of a Plant Closing or Restructuring Event.
    (i)    Vesting Schedule/Exercise Schedule. In the event of Participant’s Termination of Service as a result of a plant closing or Restructuring Event, a pro-rata portion of this Option will vest and become exercisable immediately upon such Termination of Service, unless Participant’s Termination of Service occurs on or after the first anniversary of the Date of Grant and when Participant is Retirement eligible, in which case this Option will continue to vest and become exercisable in accordance with Section 1(b)(3)(i). For this purpose, the pro-rata portion of this Stock Option Award that vests will be determined based on the number of days that Participant was an active Employee from the Date of Grant through the date of Participant’s Termination of Service as compared to the total number of days from the Date of Grant to the third anniversary of the Date of Grant, less the portion of the Stock Option Award that has already vested, then rounded down to the nearest whole number of Options. For purposes of this Stock Option Award, a “Restructuring Event” means an involuntary Termination of Service without Cause (as defined below) and not related to performance, that is the direct result of (A) a “restructuring event” as determined for financial reporting purposes, (B) a divestiture or sale of a site or a business/business unit of the Company or its Affiliates, or (C) a position elimination or a job restructuring including, but not limited to, a change in required competencies or qualifications for a position, as determined by the Plan Administrator, in its sole discretion.
    (ii)    Post-Termination Exercise Period.
        (A)    In the event of Participant’s Termination of Service as a result of a plant closing or Restructuring Event that occurs at a time when Participant is not eligible for Retirement, Participant may exercise this Option up until the date that is three (3) months after Participant’s Termination of Service, but in no event beyond the Expiration Date set forth above. If Participant dies within this three (3) month post-termination exercise period, this Option may be exercised for up to twelve (12) months from the date of Participant’s death, but in no event beyond the Expiration Date set forth above.
        (B)    In the event of Participant’s Termination of Service as a result of a plant closing or Restructuring Event that occurs at a time when Participant is eligible for Retirement but before the first anniversary of the Date of Grant, Participant may exercise this Option for up to three (3) months from the date of Participant’s Termination of Service, but not beyond the Expiration Date set forth above.
    (C)    In the event of Participant’s Termination of Service as a result of a plant closing or Restructuring Event that occurs at a time when Participant is eligible for Retirement and that is on or after the first anniversary of the Date of Grant, Participant may exercise this Option until the Expiration Date set forth above.

(5)    Termination without Cause or Resignation for Good Reason following a Change in Control.
    (i)    Vesting Schedule/Exercise Schedule. In the event of Participant’s Termination of Service by the Company without Cause or as a result of Participant’s resignation for Good Reason, in either case upon or within twenty-four (24) months following the consummation of a Change in Control, this Option will vest and become exercisable with respect to 100% of the Shares subject to this Option immediately upon such Termination of Service.
    (ii)    Post-Termination Exercise Period. In the event of Participant’s Termination of Service by the Company without Cause or as a result of Participant’s resignation for Good Reason, in either case, upon or within twenty-four (24) months following the consummation of a Change in Control, Participant may exercise this Option until the Expiration Date set forth above.
For purposes of this Option, “Cause” means (i) an act of dishonesty, fraud or misrepresentation made by Participant in connection with Participant’s responsibilities to the Company, (ii) Participant’s willful, material violation of any law or regulation applicable to the business of the Company; (iii) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime that, in either case, has resulted in or is reasonably expected to result in material injury to the business or reputation of the Company, (iv) Participant’s willful misconduct or gross negligence in connection with carrying out Participant’s job responsibilities to the Company, (v) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company; (vi) Participant’s willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; (vii) Participant’s violation or disregard of any Company policy that has resulted in or is reasonably expected to result in material injury to the business or reputation of the Company; or (viii) Participant’s failure or refusal to perform Participant’s duties and responsibilities to the Company. For purposes of clarity, all references in this paragraph to the Company shall include references to any Affiliate and any successor to the Company or any Affiliate, and a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability.
    For purposes of this Award, “Good Reason” means Participant’s resignation due to the occurrence of any of the following conditions which occurs without Participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of Participant’s base compensation (other than as part of an across-the-board salary reduction applicable to all similarly situated employees); (ii) a material reduction of Participant’s duties, authority, responsibilities or reporting relationship, relative to Participant’s duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or a successor, if appropriate) requires Participant to relocate to a facility or location more than twenty-five (25) miles away from the location at which Participant was working immediately prior to the required relocation and such relocation increases Participant’s one way commute by thirty (30) minutes or more during normal commuting hours and under typical traffic conditions.  In order for Participant to resign for Good Reason, Participant must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30) day period, Participant may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the Company’s thirty (30) day cure period.

    (6)    Termination for Cause. In the event of Participant’s Termination of Service for Cause, this Option (including any vested portion thereof) shall immediately terminate in its entirety and be forfeited upon first notification to Participant of such termination for Cause. If Participant’s employment is suspended pending an investigation as to whether he or she will be terminated for Cause, all of Participant’s rights under this Option, including the right to exercise this Option, shall be suspended during the investigation period.

(c)    Other Forfeiture and Clawback Provisions.
(1)    Forfeiture for Inappropriate Activity. If at any time Participant engages in any of the activities listed below, this Option (including any vested portion thereof) shall immediately terminate in its entirety and be forfeited without consideration, subject to applicable law. The activities subject to this paragraph are any activity inimical, contrary or harmful to the interests of the Company or any Affiliate, including, but not limited to: (A) conduct related to Participant’s employment for which either criminal or civil penalties against Participant may be sought, (B) violation of Company or any Affiliate policies, including, without limitation, the Company’s insider trading policy, (C) accepting employment with or serving as a consultant, advisor or in any other capacity to a person or entity that is in competition with or acting against the interest of the Company or any Affiliate while employed by the Company or an Affiliate, and, for senior leaders (global job level 110 or above), within one year following a termination of employment for any reason1, (D) disclosing or misusing any confidential information or material concerning the Company or any Affiliate, or (E) participating in an attempted hostile takeover of the Company.
(2)     Clawbacks. Subject to applicable law, (A) if either the grant or the compensation realized under this Stock Option Award was based on the achievement of financial results that were subsequently materially restated (other than a restatement due to a change in accounting principles) and such restatement caused the Company to reissue previously audited financial statements and the related audit opinions, (B) if Participant was determined to have altered the financial or operational results used to determine the amount earned under any Award under the Plan through fraud or material misconduct, (C) if Participant’s willful misconduct or gross negligence in connection with carrying out Participant’s job responsibilities to the Company has or might reasonably be expected to have significant business or reputational harm to the Company or any Affiliate, or (D) if Participant violates section 1 (c) (1) (C) of this agreement, then (i) any compensation realized by a Participant under this Option (as determined by the option spread at the time of exercise) within three years prior to the date of such financial restatement, determination of financial misconduct or violation of section 1 (c) (1) (C) of this agreement shall be recoverable by the Company, and (ii) all remaining portions of this Option shall be cancelled and forfeited. In addition, with respect to circumstances or time periods not covered by the preceding sentence, the Company shall recover all or a portion of any compensation realized by Participant attributable to the grant or exercise of this Option or the sale of shares acquired upon such exercise, as defined in and to the extent required by regulations or stock exchange requirements adopted pursuant to the Dodd-Frank Act, subject to applicable law.
1 Not applicable to Participants employed by the Company or its Affiliates in the state of California or Oklahoma in the United States.

2.Exercise of Option.
(a)    Right to Exercise. This Option may be exercised only to the extent, and at the times, permitted pursuant to the terms set forth this Stock Option Award and the Plan.
(b)    Method of Exercise. This Option may only be exercised in a manner, and pursuant to such procedures, as the Administrator may determine from time to time, provided any such exercise procedure shall include a statement of Participant’s election to exercise this Option, the number of Shares in respect of which this Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The election to exercise must be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option will be deemed to be exercised only upon receipt by the Company of Participant’s election to exercise, the aggregate Exercise Price for the Exercised Shares, and any payment or satisfaction in a manner acceptable to the Administrator of any applicable Tax-Related Items and any other requirements or restrictions that may be imposed by the Company to comply with applicable laws or facilitate administration of the Plan.
3.Method of Payment. Unless otherwise specified by the Company in its sole discretion to comply with applicable law or facilitate the administration of the Plan, payment of the aggregate Exercise Price may be by any of the following, or a combination thereof, at the election of Participant:
(a)cash or check (denominated in U.S. dollars) or a means of electronic payment acceptable to the Company or third party administrator;
(b)consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan and executed via a broker or other third party vendor;
(c)Shares (including Shares issuable pursuant to the exercise of the Option, and surrender or attestation of already-owned Shares) which have a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; or
(d)such other consideration as may be specified by the Administrator from time to time.
Participant understands and agrees that, if required by the Company or applicable law, any cross-border cash remittance made to exercise this Option or transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Participant to provide such entity with certain information regarding the transaction.

4.Tax Obligations.
(a)    Taxes and other Required Payments. Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all applicable national, local, or other taxes or social contributions, withholdings, required deductions, or other payments, if any, that arise upon the grant, vesting, or exercise of this Option, the holding or subsequent sale of Shares, and the receipt of dividends, if any (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility, and may exceed the amount actually withheld by the Company or the Employer. Participant agrees to make adequate provision for (and indemnify the Company and any Subsidiary or Affiliate for) any Tax-Related Items. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to this Option or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of this Option, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting, or exercise of this Option, the holding or subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (ii) do not commit to and are under no obligation to structure the terms of this Option or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items, or achieve any particular tax result. Participant also understands that applicable laws may require varying Share or Option valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation.  The Company is also not responsible or liable for any calculation or reporting of income or Tax-Related Items that may be required of Participant under applicable laws. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Notwithstanding any contrary provision of this Stock Option Award, no Shares will be issued or other payment made to Participant (or his or her estate or beneficiary) pursuant to or with respect to this Option unless and until satisfactory arrangements (as determined by the Administrator) have been made with respect to the payment of any Tax-Related Items that the Company determines must be satisfied with respect to this Option. The Company may require Participant to satisfy applicable tax withholding obligations by one or a combination of the following methods:
(i)    paying cash at the time of exercise of the Option;
(ii)    having the Company or the Employer withhold the required amount from Participant’s wages or other cash compensation or any other payment of any kind otherwise due to Participant;
(iii)    minimum statutory withholding from proceeds of the sale of Shares acquired upon exercise of this Option, through a mandatory sale executed by a broker or other third party vendor in accordance with procedures approved by the Company (but only limited to such minimum to the extent required to avoid adverse tax consequences);
(iv)    minimum statutory withholding in Shares to be issued upon exercise of this Option (but only limited to such minimum to the extent required to avoid adverse tax consequences);
(v)    surrendering already-owned Shares having a Fair Market Value equal to the minimum statutory withholding (but only limited to such minimum to the extent required to avoid adverse tax consequences); or
(vi)    pursuant to such other procedures as may be specified by the Administrator from time to time.

The Company in its discretion will have the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to Participant or by withholding such amounts from other compensation payable to Participant. If the obligation for Tax-Related Items is satisfied by withholding Shares, Participant is deemed to have been issued the full number of Shares purchased for tax purposes, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of Participant’s participation in the Plan. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
5.Rights as Stockholder. Until the issuance of the Shares subject to this Option (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of capital stock shall exist with respect to this Option, notwithstanding the exercise of this Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 3.2 of the Plan.
6.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THIS OPTION PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE EMPLOYER) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS STOCK OPTION AWARD, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE EMPLOYER) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE (SUBJECT TO APPLICABLE LAW).
7.Nature of Grant. In accepting this Option, Participant acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past, and all decisions with respect to future grants of Options or other Awards, if any, will be at the sole discretion of the Company;
(c)    all decisions with respect to future awards of Options, if any, will be at the sole discretion of the Company;
(d)    Participant’s participation in the Plan is voluntary;
(e)    this Option and the Shares subject to this Option are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of Participant’s employment contract, if any;
(f)    this Option and the Shares subject to this Option are not intended to replace any pension rights or compensation;

(g)    this Option and the Shares subject to this Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
(h)    the future value of the underlying Shares is unknown and cannot be predicted with certainty; further, if Participant exercises this Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;
(i)    neither the Company, nor any affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of this Option (or the calculation of income or Tax-Related Items thereunder);
(j)    in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from Participant’s Termination of Service by the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and Participant irrevocably releases the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and
(k)    this Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a Change in Control, merger, take-over or transfer of liability.
8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying this Option. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
9.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Personal Data (as described below) by and among, as applicable, the Company, any of its Affiliates, and third parties as may be selected by the Company, for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that refusal or withdrawal of consent will affect Participant’s ability to participate in the Plan; without providing consent, Participant will not be able to participate in the Plan or realize benefits (if any) from this Option.
Participant understands that the Company and its Affiliates and any designated third parties may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all Options, Shares, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”). Participant understands that Personal Data may be transferred to any Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Subsidiary or Affiliate that is Participant’s Employer and its payroll provider.

Participant should also refer to the Zoetis Privacy Policy (which is available to Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of Participant’s Personal Data.

10.Address for Notices. Except as required under Section 15, any notice to be given to the Company under the terms of this Stock Option Award shall be addressed to the Company, in care of its General Counsel at Zoetis Inc., 10 Sylvan Way, Parsippany New Jersey 07054 or at such other address as the Company may hereafter designate in writing.
11.Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.
12.Binding Agreement. Subject to the limitation on transferability contained in this Stock Option Award, this Option and this Stock Option Award will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of this Option or the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the grant of this Option or the issuance of Shares to Participant (or his or her beneficiary or estate), such grant or issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the grant of this Option or the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer the grant of this Option or the delivery of the Shares until the earliest date at which the Company reasonably anticipates that the grant of this Option or the delivery of Shares will no longer cause such violation. The Company shall have no obligation, and will have no liability for failure, to satisfy the requirements of any such state, federal or foreign law or securities exchange or to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date this Option is exercised with respect to such Exercised Shares, subject to applicable law. The Company shall not be obligated to treat this Option as outstanding or issue any Shares pursuant to this Option at any time if the grant of this Option, the issuance of Shares pursuant to this Option, or the exercise of an Option by Participant, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.
Furthermore, Participant understands that the applicable laws of the country in which Participant is residing or working at the time of grant, vesting, and/or exercise of this Option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this Option, and neither the Company nor any Subsidiary or Affiliate assumes any liability in relation to this Option in such case. As a condition to the exercise of this Option, the Company may require Participant to make any representation and warranty to the Company as may be required by applicable laws.

14.Administrator Authority. The Administrator has the power to interpret the Plan and this Stock Option Award and to adopt such rules for the administration, interpretation and application of the Plan and this Stock Option Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any portions of this Option or Shares subject to this Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Stock Option Award.
15.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Option, any future options or other equity awards granted by the Company, whether under the Plan or otherwise, or any other Company securities by electronic means. By accepting this Option, whether electronically or otherwise, Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.
16.Language. If Participant has received this Stock Option Award, including appendices, or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on this Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant understands that the laws of the country in which he or she is resident at the time of grant, vesting, and/or exercise of this Option or the holding or disposition of Shares or receipt of dividends, if any (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this Option or the issuance of Shares, or may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to this Option or the Shares. Notwithstanding any provision herein, this Option and any Shares issuable hereunder shall be subject to any special terms and conditions or disclosures as set forth in any addendum for Participant’s country (the “Country-Specific Addendum”), which forms part this Stock Option Award. Participant also understands and agrees that if he works, resides, moves to, or otherwise is or becomes subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the Date of Grant, unless otherwise determined by the Company in its sole discretion.
18.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Stock Option Award.
19.Severability. In the event that any provision in this Stock Option Award will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Stock Option Award.

20.Modifications to Stock Option Award.
(a)    This Stock Option Award and the Plan constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Stock Option Award in reliance on any promises, representations, or inducements other than those contained herein.
(b)    In the event of a Change in Capitalization (as defined in Section 3.2 of the Plan), the Administrator shall make equitable adjustments to this Stock Option Award as provided in Section 3.2 of the Plan. Except as provided in the preceding sentence, modifications to this Stock Option Award can be made only in an express written contract executed by a duly authorized officer of the Company.
(c)    The Administrator expressly reserves the right to terminate this Option prior to the Expiration Date, in which case the unexercised portion of this Option shall become fully vested (without proration to reflect the shortened vesting period) and the Administrator may provide in its sole discretion either (i) that Participant shall have at least ten (10) business days to exercise the Option after which any unexercised portion of the Option shall be cancelled without consideration, or (ii) that the unexercised portion of the Option shall be cancelled in exchange for payment of cash, Shares, or other property having an aggregate Fair Market Value equal to (x) the aggregate Fair Market Value of the Shares subject to the unexercised portion of the Option, reduced by (y) the aggregate Exercise Price for such Shares (and if the Exercise Price per Share equals or exceeds the Fair Market Value per Share, such cancellation shall be without consideration).
(d)    Notwithstanding anything to the contrary in the Plan or this Stock Option Award, the Company reserves the right to revise this Stock Option Award as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.
21.Governing Law. This Stock Option Award will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option, this Stock Option Award or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of New Jersey, and agree that such litigation will be conducted in the state courts of Morris County, New Jersey, or the federal courts of the United States for the District of New Jersey, and no other courts.
22.    Acceptance of Award. By Participant’s acceptance of this Stock Option Award, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of this Stock Option Award (including any Country-Specific Addendum hereto) and the Plan, and any ancillary documents, all of which are being delivered simultaneously with, and made a part of, this Stock Option Award. In addition, Participant acknowledges and agrees that Participant has reviewed the Plan and this Stock Option Award in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Stock Option Award and fully understands all provisions of the Plan and this Stock Option Award. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Stock Option Award. Participant further agrees to notify the Company upon any change in Participant’s residence address.